EXHIBIT 99.1


Gasco
-----
Energy

News Release / For Immediate Release Tuesday, January 20, 2004
               GASCO ANNOUNCES AGREEMENT WITH OILSERVICE PROVIDERS
DENVER - (PR Newswire) - January 20, 2004 - Gasco Energy, Inc. (OTCBB: GASE) today announced that, through its subsidiary Pannonian Energy, Inc., it has entered into agreements with a group of industry providers (together, the Service Parties) to accelerate the development of Gasco's oil and gas properties by drilling up to 50 wells in Gasco's Riverbend Project in Utah's Uinta Basin.

Gasco has agreed that the Service Parties, which includes Schlumberger Oilfield Services, will have the exclusive right to provide their services in the development of the Riverbend acreage. The agreement provides for the group to initially proceed with the first 10-well bundle which approximates one year of drilling with a single rig. Using Gasco's current estimated cost of $2 million per completed well, a bundle will represent approximately $20 million of development activity. If the group agrees, drilling may be accelerated using additional rigs.

The well locations for the first bundle are currently being identified and could include the Gasco Gate Canyon 31-21 which was spud on December 31, 2003.

General Terms of the Agreement:

     - Contract Area consists of Gasco Energy's leasehold position in portions of Carbon, Duschesne and Uintah Counties, Utah.
     - Gasco can continue to independently develop its acreage subject to certain limitations and provisions of this agreement.
     -    Decisions   will  be  made  by  a   committee   chaired   by  a  Gasco
          representative.
     - Schlumberger will coordinate certain activities under Gasco's direction as operator of record.
     - Gasco will elect to fund up to 20% of each of the first three bundles and up to 30% of the last two bundles. Gasco's interest in the production stream from a bundle, net of royalties, taxes and lease operating expenses, is estimated to equal the proportion of the total well costs that it funds.
     - The Service Parties include certain investors that have undertaken to provide, on a best efforts basis, up to 35% of the costs of each project bundle.

Management Comments

Commenting on the agreement, Gasco CEO and President, Mark Erickson, said: "We have often spoken of `causing drilling to happen on our large acreage position.' While we have an abundance of drill sites in gas-rich basins, we have been short on the resources needed to work our properties. Today, Gasco announces an agreement with leaders in their respective industry niches to accelerate development of Gasco's Riverbend acreage. This agreement is particularly pertinent because it makes available the equipment and technical expertise to help further refine the engineering and geologic premises that we believe will best unlock the Uinta Basin's tight gas sands. Looking ahead, we expect each successful project well to positively affect our net asset value by generating proved undeveloped locations for Gasco. The 50-well program represents just 5% of an estimated 1,000 net operated potential locations in Riverbend. This alignment provides Gasco the flexibility to proceed with additional Riverbend drilling plans independent of this agreement.

"Certainly the initial successes of the Lytham 22-22 and the Federal 32-31 are due in part to Schlumberger's expertise. It is a great way to start this program. We are pleased to have the opportunity to work with this highly respected group."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and has a substantial acreage position in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 800-645-9254


Forward-looking statements


Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward- looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Part I, Item 1 of the Company's latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.